CORPORATE PARTICIPANTS
Patrick Ryan
PolyMedica — Chief Executive Officer
Jon Starr
PolyMedica Corporation — Chief Financial Officer
Keith Jones
PolyMedica Corporation — Chief Operating Officer
Steve Farrell
PolyMedica Corporation — President
CONFERENCE CALL PARTICIPANTS
John Ransom
Raymond James — Analyst
Bill Dezellem
Tieton Capital Management — Analyst
Bob Labick
CJS Securities — Analyst
Glenn Garmont
First Albany Capital — Analyst
Mike Petusky
Noble Research — Analyst
Balaji Gandhi
Oppenheimer — Analyst
Art Henderson
Jeffries and Company — Analyst
Newton Juhng
BB&T Capital Markets — Analyst
Shawn Gordon
Enso Capital — Analyst
PRESENTATION
Operator
Good morning, ladies and gentlemen. Welcome to PolyMedica Corporation fiscal 2008 first quarter teleconference. (OPERATOR INSTRUCTIONS) Before the conference call begins, I would like to read the legal Safe Harbor Statement for this call. Various remarks that PolyMedica make about future expectations, plans and prospects of the company may constitute forward-looking statements for the purpose of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from these indications and these forward-looking statements as a result of various important factors including those discussed in the company’s filings with the Securities and Exchange Commission on forms 10Q and 10K. For non-GAAP information discussed in the call, please reference the non-GAAP financial table on the company’s website at www.polymedica.com. As a reminder, this conference is being recorded Wednesday August 1, 2007. PolyMedica assumes no obligation to update the information contained in this conference call.
I would like to turn the conference over to Mr. Patrick Ryan, PolyMedica’s Chief Executive Officer. Mr. Ryan, please go ahead.

Patrick Ryan — PolyMedica — Chief Executive Officer
Thank you, operator. And welcome to the PolyMedica and Liberty Medical fiscal 2008, first quarter conference call. I have here with me today Steve Farrell, our President. Keith Jones our Chief Operating Officer and Jon Starr our Chief Financial Officer. By now, you’ve all had a opportunity to review our press release and as you can see from our results, we had a very strong first quarter.
This morning I’d like to briefly cover our results for the first quarter, update you on competitive bidding and the FEP contract, share with you our progress on several strategic funds and then I’ll turn the call over to Jon to review the financials.
Before I comment on the first quarter, as difficult as it is to discuss, I think it’s important to convey to you that emotionally the last two weeks have been a difficult time for our company and our team members. Our extended Liberty family has lost two members in our Port St. Lucie office and our board of directors lost two great friends in Tom Pyle our Chairman and Dr. Dan Bernstein who recently retired after 12 years of service. Both men fought courageous battles with cancer. Speaking on behalf of the board of directors and all my fellow team members, we were inspired by Tom and Dan’s commitment and strength. We are a better company today because of their leadership. And for those of us who were fortunate enough to consider them our friends, we are better people for having known them. Tom and Dan cared most about our patients and as a board we will carry on their legacy. The board has selected Jim Mahoney as our new Chairman. Jim has a deep understanding of our mission, our team and the opportunities and challenges open to the company. Jim was a founder of HLM Management Company, a Boston-base venture and small growth stock investment firm. Jim spent more than 25 year investing in and working with portfolio companies in technology, health care services, medical technology and business services. As chairman, Jim’s insight will be invaluable to the company.
Let me now comment on the first quarter results. Our goals this year are once again challenging and our team did a terrific job executing, and as a result there was a very solid first quarter. Revenues for fiscal 2008 first quarter were $191 million, a 22% increase over prior year. Earnings per share for the first quarter increased 96% over the prior year to $0.49 or $0.57 exclusive of stock based compensation expense. Diabetes revenue for the first quarter increased 11% year-over-year, pharmacy revenue for the first quarter increased 52% year-over-year and 17% over the prior quarter. The company generated operating cash flow of over $19 million.
I call to your attention four points of particular importance when you consider the quarter and the year ahead. First, our Liberty brand is strong and our multichannel direct to consumer model is performing very well. Our investment in the past two years in marketing research, the evaluation and implementation of a market segmentation strategy and the expansion of our direct to consumer programs to a multichannel approach continued to yield very solid results. Remember when I refer to the multichannel approach, I am including our television campaigns, direct mail, internet, commercial insurance and health care professional sales. Each of these channels performed above expectations for the quarter and accelerated our momentum as we enter the second quarter. Our cost per patient was $282 for the quarter. This is consistent with the cost per patient that we were averaging almost three years ago when I joined the company.
The strength of our Liberty brand is a unique asset that cannot be duplicated and allows the company the opportunity to expand our offerings rapidly based upon patient needs as we have in the pharmacy. The Liberty brand, when applied across a multichannel approach, provides us with a distinct competitive advantage. We serve over twice the number of diabetes patient as our next closest competitor. Second, our core diabetes business is performing exceptionally well. Revenue growth of 11% over last year is attributable to the efforts of our team members to deliver upon the value proposition we offer our patients. The Company’s ongoing efforts to enhance our patient centric model to continue solid results.
Our patient satisfaction surveys have shown a 98% overall satisfaction rate and we have an industry leading retention rate. Third, our pharmacy operations had an excellent quarter with revenue growth of 52% over prior year and 17% over prior quarter. The opportunity with the Part D program continues to drive growth and our relationship with Medco continues to improve our operational capabilities. Fourth, the team’s done an excellent job leveraging our platform. We achieved solid revenue in earnings growth while making significant investments in reducing SG&A expense year-over-year by almost 400 basis points to 34.8%. We are pleased with these results, but fully recognize as a team we must continue to improve and execute at a high level.
Let me briefly comment on the FEP contract and Competitive Bidding. Every year as we plan for the following fiscal year we try to assess what potential wins and losses we may experience. In this process we anticipated potential cuts to the FEP contract. The FEP agreement was a legacy contract and was never a key element of our strategy. After extensive discussions over the course of the last several weeks, the company has come to an agreement with Blue Cross/Blue Shield of Florida, the administrator for FEP. As we’ve outlined in the press release, the agreement is expected to result in an annual reduction to revenue and operating income of approximately $15 million. The impact for fiscal 2008 will be approximately $9 million. However, considering our current performance, several growth initiatives and the benefits of the economy of scale across our infrastructure the company believes we can still meet the earnings guidance previously disclosed.
Let me shed some light on our thinking and Jon will add to it, his comments. Over the past three years on the strength of the Liberty brand in our expansion to a multichannel model, we’ve achieved strong consolidated growth. We achieved this growth in the face of constant change. To put it into context, we have absorbed the impact from the Balanced Budget Act. We have capitalized on the opportunity that came with the introduction of the prescription drug plan. We refocused the company on our high growth opportunities and divested non-core assets improving the quality of earnings. During this period of time, we’ve invested heavily in health care compliance, regulatory compliance, management and many other infrastructure improvements.
We’ve invested heavily in our brand through market research, through channel expansion and through our sales force. Long-term success in the health care sector is predicated upon the ability to embrace change. Our team has not only demonstrated that we can embrace change but that we can capitalize on the opportunities it presents. The FEP contracting will be no different. We have the infrastructure in place. We will save on the SG&A line, we will grow through acquisition and importantly all elements of our multichannel marketing programs are performing above expectations.
Moving on to competitive bidding. As you may know, last Friday, CMS extended the bid submission due date to September 25, 2007. And. delayed the implementation date from April 1, 2008 to July 1, 2008 The contract period for this pilot phase for diabetes is still 21 months. This is the third extension granted for bid submission and the first official delay of the scheduled implementation. Problems with the bid submission process in accreditation have been widely reported. From our perspective, the process has been relatively smooth and we have already submitted our bid. On Friday, CMS also granted permission for bidders who submitted bids in a timely manner to adjust bids through September 25, 2007. At this time, we have no reason to contemplate a change to our bid. Our bid maintains its full formulary, included all of the services we offer our patients today, included extensive assurance programs for patients and comprehensive compliance and accreditation programs. Given the value of our model to our patients and the importance to their health and well-being, we have not compromised our service level in any way in our bid.
We believe we offered CMS a fair value for a high value service model. And most importantly a high quality program that will meet the needs of their beneficiaries. Although I cannot comment on the exact pricing since the bidding window remains open, I can state that we have been consistent with our prior guidance to our shareholders. I’ve stated in previous calls that we would bid a full formulary and continue to offer a full range of services. I also stated that we would be very disciplined in pricing our bid, and we were. Lastly, a comment briefly on the Medco relationship. Our fulfillment agreement is going very well. Our teams continue to work together daily to refine our systems and processes and I expect that one year from now we will be operating even more efficiently than we do today. Elements of our Liberty Advantage Program where we offer Liberty diabetes services are featured in Medco’s Medicare Part B program which kicked off this quarter. We do not expect any meaningful impact from this program until late in the fourth quarter or early in the first quarter of fiscal ‘09. Jon, why don’t you take us through the financials?

Jon Starr — PolyMedica Corporation — Chief Financial Officer
Thanks, Pat. I’m pleased to provide additional insight into the strong operating and financial results the company achieved this quarter. Starting in the diabetes segment, revenue was $127 million, an increase of $3 million from the March quarter. Diabetes revenue growth was driven by a 1.5% sequential increase in diabetes patients and a $4 or 2.3% sequential increase in revenue per shipment. Compared with last year’s June quarter, diabetes revenue increased 11% and was primarily driven by patient growth of 7.8% and a 5.3% increase in revenue per shipment. The increases in revenue per shipment were primarily related to higher ancillary revenue product sales including insulin pumps and supplies.
During the June quarter, we enrolled over 61,000 new patients from a multi-channel marketing and acquisition programs. Our multi-channel marketing programs produced another quarter of strong results with a cost of $282 per enrolled patient. Diabetes gross margins were 59.1% in the June quarter, compared with 58.4% of the March quarter. The increase in diabetes gross margin from last quarter was primarily attributable to a continued decrease in diabetes test strip and related diabetes product costs. Revenue in the pharmacy grew this quarter to $64 million, an increase of 17% from the March quarter and an increase from last year’s June quarter of 52%.
With the Medco integration substantially behind us, we resumed new patient enrollment efforts in the beginning of the June quarter and combined with the continued servicing of our existing patients dispensed subscriptions increased 15% sequentially this quarter to 655,000. Revenue per prescription increased $2 from the March quarter to $98 per prescription and was due to an increase in the percentage of brand prescriptions dispensed. The average number of prescriptions shipped to each patient this quarter was 5.7, and amount comparable to the March quarter. Pharmacy gross margin dollars increased 14% over the March quarter, and 27% over last year’s June quarter. Pharmacy gross margins were 17.3% this quarter, compared to 17.9% in the March quarter. The increase in the percentage of brand prescriptions dispensed resulted in the lower gross margin, as these products have lower gross margin percentage than generic products.
Moving on to SG&A expenses for the June quarter, SG&A expenses were $66.4 million, or 34.8% of net revenue compared with $64.5 million or 36.2% of net revenue in the March quarter. The $1.8 million increase from the March quarter related primarily to an increase in labor costs and an increase in bad debt expense primarily related to an increase in diabetes revenue. On a percentage basis, we were pleased that SG&A expenses continue to trend down and we remain focused on driving down all costs in the business. Accounts receivable days were 54 at the end of June, a decrease of five days from the March quarter and four days from last year. Inventory days on hand were 29, down six days from last quarter. Our strong operating results this quarter generated $19 million in operating cash flow, which allowed the company to repay $12.8 million in debt under our credit facility. In addition, we closed two small patient list acquisitions during the June quarter for a total of $608,000. There remains a steady pipeline of acquisition candidates and we expect to remain active in this area.
I now want to turn to the FEP agreement and our view on fiscal 2008 guidance. As Pat discussed, we consider the FEP reimbursement risk along with other risks as well as opportunities in preparing our projections and guidance for fiscal 2008. Based upon the stronger than planned results we achieved in the first quarter and a number of opportunities that are gaining traction, we expect to be able to mitigate the FEP pricing impact this year.
Let me identify several of these opportunities that should offset the FEP pricing change. First, our multichannel, direct response advertising programs have exceeded our expectations. Second, we are gaining traction and attracting diabetes patients through two new channels that we discussed in the last conference call, commercial insurance plans and strategic relationships. Third, we expect to continue to drive diabetes product costs down through improved pricing and product mix. Fourth, the operating initiatives we began implementing several quarters ago should continue to provide SG&A savings and lastly, pharmacy growth remains solid. While our earnings guidance for fiscal 2008 has not changed, the components involved in reaching our guidance have changed. We now expect total revenue of 820 to $830 million with diabetes revenue growth of approximately 12% and pharmacy revenue growth of 45 to 48%. For the full fiscal year, we expect diabetes gross margins of approximately 60% and pharmacy gross margins of 14% resulting in overall gross margins of approximately 43 to 44%.

SG&A expense for fiscal 2008, as a percentage of revenue, is expected to range from 33 to 34%. In order to put these changes into perspective for the full year and provide some insight into the current quarter, we are expecting to achieve earnings per share of approximately $0.51 on revenue of $195 to $198 million in our fiscal second quarter. Pat?
Patrick Ryan — PolyMedica — Chief Executive Officer
Thank you, Jon. By any measure the first quarter was a strong start to the year for the company. All elements of our operations performed well for the quarter allowing us to enter the second quarter with solid momentum. The Liberty brand remains strong and provides us with a unique asset from which to continue to execute upon our growth plan. As an organization, we will soon serve our 1,000,000th active patient. We remain encouraged by our future prospects and ever mindful of the responsibilities we have to our patients, our team members and our shareholders. Thank you. With that, operator, I would like to open it up for questions.
QUESTIONS AND ANSWERS
Operator
And our first question comes from the line of John Ransom with Raymond James. Please proceed.
John Ransom — Raymond James — Analyst
Ah, yeah, good morning. I wanted to ask you a question about your marketing. It looks like the cash spend and the amortization are starting to draw a little bit closer together. Can you give us some insight into your thoughts about when and if those lines may cross and kind of your thoughts about cash spend for the rest of the year, ‘cause it looks like it’s been pretty flat over the past five or six quarters. Thanks.
Patrick Ryan — PolyMedica — Chief Executive Officer
John, thanks for the question. The lines, with regard to the spend and the amortization should cross this year. However, given the progress that we’ve made with regard to the multichannel approach, some of our segmentation strategies and our new creative and its performance— just to put that in perspective, we have introduced a number of new ads which have performed well against the control. The control is— are those commercials we run for a long time. We may consider spending more and spending more in diverse channels over the course of the year. But, if not through the performance of our segmentation strategy, those lines would cross relatively soon this year.
John Ransom — Raymond James — Analyst
And what about — how should we think about the cash spend number for the rest of the year?
Patrick Ryan — PolyMedica — Chief Executive Officer
Cash spend for marketing?
John Ransom — Raymond James — Analyst
Yes.

Keith Jones — PolyMedica Corporation — Chief Operating Officer
Hey John, it’s Keith. I would — we didn’t provide guidance at the beginning of the year on the actual dollars, but we said it would be somewhat consistent with last year. So again, with that said, it would be consistent unless we continue to see opportunities to increase that and get efficient yields in the market.
John Ransom — Raymond James — Analyst
Okay. Thank you.
Operator
Our next question comes from the line of Bill Dezellem from Tieton Capital Management. Please proceed.
Bill Dezellem — Tieton Capital Management — Analyst
Thank you. We had a group of questions. First of all, in the press release you referenced in this fiscal year expansion of services provided, would you please provide some commentary around that sentence? And then you referenced that there have been reports of competitors having problems submitting bids to the competitive bidding process, yet your process, you said, was relatively smooth. Would you please share with us what your perceptions are of the problems that the competition is having, please?
Patrick Ryan — PolyMedica — Chief Executive Officer
Glad to. First question, being the— my quote in the press release as far as the expansion of our services. The comment relates to two things. One we are having — we were getting some traction with regard to working in commercial plans and we’re getting some traction in the — or in Part B program for some of our strategic partners. Those are planned and programs I don’t expect to have any material impact until either the fourth quarter or first quarter of ‘09. But there is some excitement around those and what they mean to the company long-term.
The second question with regard to competitive bidding and what some of the problems the competitors have experienced. We have— all our information comes from public reports. We have had some specific conversations with CMS with regard to our bid and the process and how they are going to look at it. But I believe most of the issues that have been experienced are with the website and the ability to complete it and file the bid. I think there is also a series of questions which a number of the smaller providers look to have answered and there was some confusion around those questions. I believe that the reason for the delay is two-fold. Those problems as well as the fact that there has been a dramatic outcry from small providers with regard to the competitive bidding initiative and they’ve had a concentrated effort in Congress to communicate that and several senators and congressmen from states that represent the smaller providers have asked CMS to consider their view.
Bill Dezellem — Tieton Capital Management — Analyst
That’s helpful. Thank you.
Operator
Our next question comes from the line of Bob Labick from CJS Securities. Please proceed.

Bob Labick — CJS Securities — Analyst
Good morning. First question I wanted to clarify a little bit on the FEP contract change. It appears that margins are going to be at or below Part D. So, I would assume there is no likelihood of additional cuts going forward, but can you just confirm if margins are similar to the Part D margins?
Keith Jones — PolyMedica Corporation — Chief Operating Officer
The margins are a little bit better than Part D margins. Very slightly. And if you remember, the Part D product margins were around 14 to 15% and that’s why we are guiding for the year to come in about 14% which includes the cost of fulfillment in addition to the product costs.
Bob Labick — CJS Securities — Analyst
Okay, great, ‘cause last year you did 14.8 on Part D margins so 14 is obviously below 14 yet I—.
Keith Jones — PolyMedica Corporation — Chief Operating Officer
14.8 is the product cost margin. Doesn’t include the cost of fulfillment, shipping, processing charges. That was the product cost, not including the fulfillment costs.
Bob Labick — CJS Securities — Analyst
Great. Thank you for clarifying that. Obviously you have a lot of additional growth built in to raise your revenue guidance. But previously we had thought there might be some incremental SG&A in your prior guidance for other growth ideas. What is the big difference, I guess, in SG&A guidance versus the prior guidance? Is there any change in investment for future ahead? Or was there little more cushion in there previously than there is now?
Patrick Ryan — PolyMedica — Chief Executive Officer
Bob, I would not use the word “cushion.” I don’t think anything that we need to do on the SG&A line will compromise our growth initiatives in the coming years. We had in our budgeting process, we considered wins and losses. This outcome with FEP was considered and so as we budgeted we had consideration for that in the program.
Bob Labick — CJS Securities — Analyst
Great. Then, obviously you mentioned commercial and elaborated on it a little bit. What are the steps necessary to kind of reach a tipping point to get the first big win or new win in commercial. And what steps are you taking and I guess you said if this happens, the potential is kind of Q4, Q1?
Patrick Ryan — PolyMedica — Chief Executive Officer
Right. The the— over the course of the last three years we have been investing heavily in improving the clinical feel of our product and service. We also invested in research to look at the performance. You will remember the results from the Readen & Anders study with regard to what our increased compliance rates and the impact to the overall health care system, the impact they can have.

The challenge is communicating that into the commercial health plan marketplace and identifying the right partner to work with to roll that program out. Then, as you can imagine, the sales cycle is very long and you’ve got to start at a very high level within the organization to achieve that. Within recent months we’ve had some very positive conversations with several health plans. None of which, I should emphasize, have been implemented or are off and running. But, we feel that they are heading in the right direction with regard to that program. Therefore the guidance towards ‘09 first quarter or fourth quarter, first quarter.
Bob Labick — CJS Securities — Analyst
Great. Thanks very much.
Patrick Ryan — PolyMedica — Chief Executive Officer
You’re welcome.
Operator
Our next question comes from the line of Glenn Garmont from First Albany Capital
Glenn Garmont — First Albany Capital — Analyst
Thanks, good morning. Nice quarter. Just two quick questions. With respect to the mix of branded pharmaceuticals dispensed in a quarter up versus the prior quarter, that’s obviously very inconsistent with what the pharmacy benefit managers, in the retail chains have been reporting. What’s going on there and is that something that Medco can assist with, boosting the generic fill rate there? And, secondarily, what’s the duration of the new FEP contract? Is that a multi-year contract?
Patrick Ryan — PolyMedica — Chief Executive Officer
I will answer the second question first and ask Keith to chime in on the first question. The FEP contract is a year-to-year contract as are almost all commercial contracts with the ability to cancel within a 90-day period of time. And just as an aside, that’s an industry standard, it’s not something special for us.
But if you look at the history of that contract, it was a risk factor when I got here three years ago. Several of our analysts wrote extensively about it. And, I can assure you that the person that I negotiated with appreciated those reports. They were helpful to his effort. But, I think they’re in line with the market now. And we should continue with a positive relationship with Blue Cross/Blue Shield of Florida.
Keith Jones — PolyMedica Corporation — Chief Operating Officer
And, Glenn, on the brand being generic, we’ve talked a lot in the past regarding the process in the pharmacy and always had strong front end. We struggled on the back end and we struggled in between getting the processes out the door. We’ve really refined the back end.
We have a strong fulfillment operation now with Medco and it’s worked out perfectly. And the second phase which was getting the prescription to Medco, we have done phenomenal work down in Florida to really streamline that process. So, we wanted to get that solved. And, you can see that in the quarter with the ability to grow 10 million, $11 million in revenue in the one quarter. The next step for us, as you indicated, is to really work on that brand generic mix and to start working on generic substitutions. We have not been skilled in that in the past 18 months, when we were focusing on a lot of other areas and that will be our focus and I think I’ve even talked with you about it and I don’t expect it to be a great impact this year. We’re going to work through it for the rest of this year and hopefully have that implemented by the end of the fiscal year beginning next fiscal year.
Glenn Garmont — First Albany Capital — Analyst
Okay, great. Thanks for the comments.
Patrick Ryan — PolyMedica — Chief Executive Officer
Glenn, just one other comment. If you look at the complexity of building a pharmacy virtually from scratch, as a startup, the issues that we had to deal with are much more complex than the brand/generic issue. But, from a prioritization standpoint, our first priority has been to insure that we’re providing a high level of service to our patients. So, we prioritize that. It’s not that we aren’t aware of it. And I would expect for the next few quarters you could see brand up, generic up. It’s just not something that we are managing to the level that a Medco or anyone else would be managing.
Glenn Garmont — First Albany Capital — Analyst
Understood. Thanks, Pat.
Operator
Our next question comes from the line of Balaji Gandhi from Oppenheimer. Please proceed.
Balaji Gandhi — Oppenheimer — Analyst
Good morning, guys.
Patrick Ryan — PolyMedica — Chief Executive Officer
Good morning, Balaji.
Balaji Gandhi — Oppenheimer — Analyst
Two questions. One, I know you guys have talked about this before. I want to make sure I understand the AWP issue that sprung up last year. I think that’s somehow already incorporated into your Medco agreement. But, could you explain to us how so.
Keith Jones — PolyMedica Corporation — Chief Operating Officer
Sure. Hasn’t been implemented as of yet in the pricing whether on the reimbursement or on the cost side. But, the way our contract is structured for our pharmacy cost, based off of AWP. So, if you think about a change in AWP we will get a revenue reduction, but we should also a cost reduction so that the bottom line impact should be minimal if anything.

Balaji Gandhi — Oppenheimer — Analyst
Okay, great. Second, I saw you provided some guidance for the second quarter and then for the full year, so that would imply a pretty nice ramp-up in revenue the back half of the year. So I guess it’s kind of two part question, is it— . Is that coming from some new initiative and then, Pat, you mentioned this Liberty Advantage Program with Medco. Maybe you — throw out more detail on that, too and is that where maybe the additional revenue will be coming
Patrick Ryan — PolyMedica — Chief Executive Officer
I would comment that it’s in the cross the board performance by an — in a number of channels. The most important of those channels is the — our marketing programs and how they are performing to date and the new creative and how that’s impacted our segment strategy. So, so— I would prioritize that as number one. And then I would say number two, our pharmacy is performing well for us and operationally we continue to get better within that sector. So I expect that to continue to perform nicely for us.
And then, three, if you look at our sales channel, I expect that to continue to expand. I expect the acquisitions to pick up. We have been— the last quarter we didn’t really have a great deal of activity there. I would expect that to pick up over the next couple of quarters. And I expect traction with our commercial plans and with our Liberty Advantage Program. But again, those will come late in the fourth quarter and the first quarter of next year.
Balaji Gandhi — Oppenheimer — Analyst
And is there any particular reason why the acquisition activity was a little slower the first quarter?
Patrick Ryan — PolyMedica — Chief Executive Officer
No particular reason. Our pipeline is full and the negotiation process takes some time. And I don’t attribute that to anything other than just timing.
Balaji Gandhi — Oppenheimer — Analyst
Okay, great. Thanks.
Operator
And our next question comes from the line of Art Henderson from Jeffries and Company. Please proceed.
Art Henderson — Jeffries and Company — Analyst
Good morning, Pat. Couple questions to tie it off what Balaji said. Your relationship with Medco right now obviously includes order fulfillment. But the Liberty Advantage opportunity, is that something new that’s come into place? What is— is anything changed there per se?
Patrick Ryan — PolyMedica — Chief Executive Officer
I want to be really careful with this program ‘cause I don’t want people to take off and run with it. This is— as part of our original agreement, we talked about the fact that we would work with Medco and their diabetes population and try to establish programs that could help their client base. This program is in development and we are — it’s in its very initial stages, in the very small element of their client base. So, I don’t expect it to expand before the fourth quarter or first quarter and I expect it to expand in a very controlled fashion.
Art Henderson — Jeffries and Company — Analyst
Okay. That’s fair. I know previously that you had been taken a look at some sort of roll in the C-pap business. I was wondering where your thought process stands on that right now and if anything has changed?
Patrick Ryan — PolyMedica — Chief Executive Officer
Nothing has changed. We continue to research that arena and how we could play in that arena. We’ve not made a decision whether we’re going to jump in with both feet yet or not. But it presents an interesting opportunity for us.
Art Henderson — Jeffries and Company — Analyst
Would you — I assume if you did that relationship, it would be with some sort of third party who would have the C-pap equipment. Or would you bring that in-house? Or are you evaluating that as well?
Patrick Ryan — PolyMedica — Chief Executive Officer
It would be inappropriate for me to comment until I get to a point where I can tell you we are going to move forward or not, and if we will move forward how we will move forward with it. There is some attraction in our base of just under a million patients. There is obviously a large portion of those patients who suffer and so we were looking at that demographic and how we could apply the service to that demographic.
Art Henderson — Jeffries and Company — Analyst
Okay. Fair enough. Then lastly, is there anything else that you’re looking at in terms of product extension?
Patrick Ryan — PolyMedica — Chief Executive Officer
Yes.
Art Henderson — Jeffries and Company — Analyst
Anything that you can comment on? Okay. Fair enough.
Patrick Ryan — PolyMedica — Chief Executive Officer
I’m not trying to be funny there. I think our challenge and the one point I would like to make about our — if you look at our model and our brand, the brand performs extremely well and the platform that we have is very leverageable. So, we are going to continue to look at every way possible to leverage the brand appropriately within our senior population as well as to take it downstream into the commercial population. And we will look at services as well as affinity programs that can meet the needs of those patient populations.

So, you can assume that at any given point in time we’re testing various programs within the company and spending some money to research those programs and we will continue that spend. We don’t highlight it as a separate line item because it’s just not appropriate. But we’ll do that and if you take us out three or four years from now, I think you will have the same experience that you’ve had in the last three years. We made a number of dramatic changes in the business and we will look to continue to do that and build the business.
Art Henderson — Jeffries and Company — Analyst
Okay, thanks. Very nice quarter.
Patrick Ryan — PolyMedica — Chief Executive Officer
Thank you so much.
Operator
(OPERATOR INSTRUCTIONS) Our next question comes from the line of Newton Juhng from BB&T Capital Markets. Please proceed.
Newton Juhng — BB&T Capital Markets — Analyst
Thank you for taking my question. I was just wondering about— back in the competitive bidding arena. The fact that you are putting out the full formulary bid and how Medicare is looking at you guys from the fact that you’re providing a lot more service than a lot of your competitors are on that front. Whether or not there is any change and are they a little set to realize a little more what you do and how that can be compensated for going forward?
Patrick Ryan — PolyMedica — Chief Executive Officer
That’s a great question. We have, over the last three years, had extensive conversations with CMS personnel who are managing this project. And, we believe that their ultimate goal is to provide the best service to their beneficiaries and are trying to do it efficiently. I think for their heart and their intentions all in the right place.
The — we detailed our plans and our approach to them at— at kind of the basic level and I think they understand our model and our purpose very clearly. So I’m confident that there is no confusion with regard to that. We have talked to them about our approach being a full formulary. Not compromising any of our services. And we believe that they think that’s important.
Only time will tell, but based upon our conversations, we believe they have an understanding and they think it’s important for the beneficiaries. They had commented on the importance of a full formulary for the beneficiaries and the fact that they’re going to look at the overall market share data by company to ensure that their patients have choice. I think that’s a critical issue for them. And that they have high service levels. So, I’m confident that our strategy is the right strategy.
And, if you look at these ten MSAs, we are an important provider of service within those ten MSAs and to take us out of that process would be very disruptive to a large patient population, and I do not believe their intent here is to disrupt their beneficiary population. The other thing to keep in mind when you consider competitive bidding is that this is — if you compare it to Part D program, the Part D program was a new program providing a new benefit to the beneficiaries so they were gaining additional funds, so although it was cumbersome and difficult to manage and confusing to people, it was new and it was better than what they had before. With the competitive bidding program, I think CMS is very conscious of the fact that this is an existing benefit that people are very happy with and the risk of disrupting that in this population is high and we’ve got to be very sensitive to that.

Steve Farrell — PolyMedica Corporation — President
The other thing I would add on that point is that as the market leader, we were uniquely positioned to help shape the future of diabetes in the Medicare space.
Newton Juhng — BB&T Capital Markets — Analyst
Thanks, Steve and Pat. Certainly, your comments are helpful there. I was also wondering about the incremental margin that you received on the pharmacy revenue. Considering that it’s $15 million — the FEP that you’re are talking about is $15 million annualized lost operating income How much additional pharmacy revenue would it take to make up for that loss?
Keith Jones — PolyMedica Corporation — Chief Operating Officer
We were looking to make up for it not just in the pharmacy but diabetes. Again, our strength in the first quarter and the momentum we actually carried forth from the fourth quarter in our marking program, gives us the confidence that we will have a very strong diabetes growth. We increased our core percentage that we provided previously in diabetes. We are having a very strong pickup in the ancillary market, the insulin pump and supplies business continues to be strong. So, we’re not looking at it and making up the PEP contract on pharmacy revenue alone. Certainly our strong first quarter pharmacy revenue growth we expect to grow a little bit better than what we initially projected which was 40% and now 45 to 48%.
Newton Juhng — BB&T Capital Markets — Analyst
Okay. In terms of what kind of incremental margin you generally pull on the pharmacy revenue, I’m just curious as to how that layers in.
Keith Jones — PolyMedica Corporation — Chief Operating Officer
Incremental margins from an operating level perspective?
Newton Juhng — BB&T Capital Markets — Analyst
Yeah
Keith Jones — PolyMedica Corporation — Chief Operating Officer
We feel as we talked about— we don’t look at it as operating income in the pharmacy itself because we operate as a product line. So, the gross margin percentage— that’s easy to detect and determine, but we have pat— our team service both diabetes and pharmacy patients. So it would be hard to give you a number that is really accurate.
Newton Juhng — BB&T Capital Markets — Analyst
Okay. And then — thanks. I guess the last question here— I actually missed the number for the guidance for the diabetes gross margin for the year. Can you repeat that, please?

Jon Starr — PolyMedica Corporation — Chief Financial Officer
Roughly 6— approximately 60% is the annual margin we are expecting.
Newton Juhng — BB&T Capital Markets — Analyst
Great. Thank you very much.
Operator
And our next question comes from the line of Mike Petusky from Noble Research. Please proceed.
Mike Petusky — Noble Research — Analyst
Good morning, fellas. Just two quick ones. And I know you don’t want to talk a lot about this because you still looking at it. But in terms of sleep apnea, what’s your best guess as far as what percentage of your customers may have issues in the sleep apnea area, whether diagnosed or undiagnosed?
Steve Farrell — PolyMedica Corporation — President
We think we have 300,000 patients within our base that have sleep apnea disorder. About half of those are diagnosed and that would be the potential for first phase.
Patrick Ryan — PolyMedica — Chief Executive Officer
301,000 if you count me, Mike.
Mike Petusky — Noble Research — Analyst
And just curious, and again, I know this is a sliver of a sliver of a sliver, but on the Liberty Advantage, what kind of numbers are we talking about? How many millions of diabetes patients does Medco currently serve?
Patrick Ryan — PolyMedica — Chief Executive Officer
I won’t be really cautious there and so I will prefer not to comment. It’s a large number but this program is a long-term program for us and I’d hate for anybody to take off and run with the Liberty Advantage Program and our Medco relationship at this point.
Keith Jones — PolyMedica Corporation — Chief Operating Officer
It’s a Medco Medicare Part B program that we were working with them where they are exclusive provider of diabetes supplies and it’s really their program. So may want to ask them.
Mike Petusky — Noble Research — Analyst
Okay. Fair enough. Thanks, guys.

Operator
And our next question is a follow-up question from the line of John Ransom from Raymond James. Please proceed.
John Ransom — Raymond James — Analyst
Good morning. I was just wondering if you could give us color on the diabetes gross margin. The uptick in your guidance, says it’s better pricing across the board, or is it a mix issue with your private label?
Patrick Ryan — PolyMedica — Chief Executive Officer
John, it’s both competitive pricing and mix. Our manufacturers continue to work with us very cooperatively as partners. And our private label programs continue to accelerate and perform very nicely over the last year.
John Ransom — Raymond James — Analyst
Right. And then, my other thing. I think I heard you say you were delighted to save the taxpayers some money and with analyst assistance there. So I get that straight.
Patrick Ryan — PolyMedica — Chief Executive Officer
I didn’t hear the question. I hope you looking forward while you are driving, by the way. What was the question?
Keith Jones — PolyMedica Corporation — Chief Operating Officer
Something about taxpayer money, I’m not sure.
Steve Farrell — PolyMedica Corporation — President
I think it was a dig regarding FEP and helping on —
Patrick Ryan — PolyMedica — Chief Executive Officer
All right. I didn’t fully appreciate that. Well, your work is good, John and you’ve got a client over at Blue Cross/ Blue Shield.
John Ransom — Raymond James — Analyst
Thank you.
Operator
Our next question is also follow-up question from the line of Bill Dezellem from Tieton Capital Management. Please proceed.

Bill Dezellem — Tieton Capital Management — Analyst
Thank you. A couple of follow-ups. Given that your cost— product costs were better this quarter than originally anticipated, is that also partially a result of the private label initiative? That’s the first question. Then the second question, I believe in your commentary you referenced that you are now beginning the pharmacy new enrollment process again where as you had — if we understand correctly, had put that on a temporary hold as you made the transition to Medco. Assuming all that is correct, would you please walk us through the significance of the new initiative— new enrollment initiative, please.
Patrick Ryan — PolyMedica — Chief Executive Officer
Yeah. The two questions, one with regard to our product pricing. It’s— we achieve it as a two-fold approach. One, the private label program has gone very well for us and we expect that to continue to perform for us over the course of the years ahead. And we’ve had a number of manufacturers approach us about working with us, with our private label initiative to expand that with their product brands.
Number two is, those same manufacturers have worked cooperatively with us recognizing the competitive marketplace and have worked with us on their pricing structures as they exist today. And we would expect that to continue over the next year. I would just— I would just finish by saying our relationships with our manufacturers are strong and they approached us in good faith and partnership and we appreciate that. Did you get something you wanted to add to that, Jon?
Jon Starr — PolyMedica Corporation — Chief Financial Officer
Yeah. On the pharmacy enrollment effort, it was— we resumed the enrollment the way it was throughout fiscal ‘07. So, it’s not a new initiative. It’s just the daily enrollment of diabetes patients into the pharmacy business. And it is currently at the same level now starting in April that it was for the last year. You were correct that during Q4 we had for the last six weeks of the quarter we had slowed up enrollment during the Medco integration. But, that is now resumed to the levels that it was at last year.
Bill Dezellem — Tieton Capital Management — Analyst
And, to what degree are you considering or have you begun focusing on enrollment of non-diabetes patients?
Patrick Ryan — PolyMedica — Chief Executive Officer
It’s a good question, Bill. We are evaluating all growth initiatives on a fairly regular basis. Right now if you look at our existing population, we are working very diligently within the marketing program to add additional segmentations steps to our analysis so that we can ensure we’re maximizing every opportunity within our patient demographic. I believe in our existing population we’ve got pretty strong growth to carry us for sometime. But as we work with Medco and our systems are getting better, if we can accelerate that growth we will. We will not do it until we are certain we will not compromise the value proposition that we have with our patients.
Bill Dezellem — Tieton Capital Management — Analyst
Thank you both.
Patrick Ryan — PolyMedica — Chief Executive Officer
You’re welcome.

Operator
And our final question comes from the line of Shawn Gordon from Enso Capital. Please proceed.
Patrick Ryan — PolyMedica — Chief Executive Officer
Shawn, are you there?
Shawn Gordon — Enso Capital — Analyst
Yes, I apologize, I was on mute. Can you comment a little bit about the Liberty Advantage program? Should you expect any kind of large upfront investment for that program? Or is it factored into the SG&A? Also maybe you comment on the progress with the specialty pharma program?
Patrick Ryan — PolyMedica — Chief Executive Officer
Okay. With regard to the Liberty Advantage Program, that’s our name for really a program that provides a much higher clinical touch for our patients. And we have been integrating that program for over three years and with our acquisition of Intellicare. So, order to execute on that program there is no additional investment required. We have been making that investment as we go through the path.
Secondly, the second question was specialty pharmacy. We continue to have discussions with all parties in that arena. We have not reached any agreement as to how we are going to execute that through the Liberty brand. And the struggle there is figuring out the exact fulfillment and management of that fulfillment. It’s obviously more complex than shipping tablets and capsules.
Shawn Gordon — Enso Capital — Analyst
Okay. Thank you.
Operator
Gentlemen, there appear to be no further questions at this time. I will turn the call back to you.
Patrick Ryan — PolyMedica — Chief Executive Officer
Great. Thank you everyone for participating in the call. We look forward to chatting with you at the end of the second quarter. And we appreciate your support. Have a good rest of the summer. Thank you.
Operator
Ladies and gentlemen this does conclude the conference call for us today. We thank you for your participation and ask that you please disconnect your line.

DISCLAIMER
This transcript was prepared by Thomson Financial and has been released with their permission.